                                                                    EXHIBIT 4.21

                                                                   10 March 2004

The Directors
Ebookers plc
25 Farringdon Street
London
EC4A 4AB

Dear Sirs

FACILITIES AGREEMENT DATED 21 JANUARY 2003 MADE BETWEEN (1) EBOOKERS PLC AND (2)
BARCLAYS BANK PLC AS AMENDED AND VARIED FROM TIME TO TIME ("THE FACILITIES
AGREEMENT")

Definitions

Terms defined in the Facilities Agreement shall have the meaning given to them in this letter unless the contrary is otherwise indicated.

Background

Pursuant to our recent discussions, we have agreed to make a further facility available to you under the Facilities Agreement to assist you, on an ongoing basis, with your general working capital requirements. This necessitates certain amendments being made to the Facilities Agreement (the "AMENDMENTS").

Conditions Precedent

The Amendments shall come into force and effect on the date upon which we have received, in form and substance satisfactory to us, the following:

(a)      a copy of this letter signed by you by way of acceptance;

(b)      a certified copy of the board minutes that approve the Amendments and the signing of the acknowledgment; and

(c)      documentary evidence of the level of Free Assets (as such term is defined by and as any test of Free Assets is made by the CAA from time to time) that the CAA will require you to maintain for the period from the date of this letter up to and including 1 November 2005;

(such date being the "AMENDMENT DATE"). If the Amendment Date does not occur on or before 3:00 pm on 17 March 2004, this letter and the agreement set out herein
(other than our agreement set out in the paragraph headed "Fees" below) shall automatically terminate and be of no further effect.

Amendments

Subject to the conditions precedent above, we agree that with effect from the
Amendment Date, the Facilities Agreement shall be amended as follows:

--------------------------------------------------------------------------------
                                                                               1

1.       The comma at the end of clause 2.1.2 shall be replaced with a semi-colon and a new clause 2.1.3 will be inserted as follows:

         "2.1.3 the Term Loan Facility D,"

2.       A new clause 3.1.4 will be inserted as follows:

         "3.1.4    The Principal Borrower shall apply all amounts borrowed by it under the Term Loan Facility D towards its general working capital requirements."

3.       A new clause 6.3.5 will be inserted as follows:

         "6.3.5    The Term Loan Facility D may only be drawn once and in a
                   minimum amount of (pound)500,000."

4.       A new clause 7.4 will be inserted as follows:

         "7.4      REPAYMENT OF TERM LOAN FACILITY D

                   7.4.1     The Principal Borrower shall repay the Term Loan D
                             in full on the Termination Date relating thereto.

                   7.4.2     The Principal Borrower may not reborrow any part of
                             the Term Loan D which is repaid."

5.       A new clause 8.1.3 will be inserted as follows:

         "8.1.3    Kipotechniki Debt

                   If any part of the Kipotechniki Debt is paid to the Principal
                   Borrower prior to the Termination Date relating to Term Loan
                   D, the Principal Borrower shall promptly notify the Bank of such payment and prepay the Sterling equivalent of such
                   amount to the Bank within 7 days, calculated at the rate of exchange available to it from the Bank at its spot rate of exchange at such time."

6.       Clause 8.2 shall be amended by deleting the words "Term Loan Facility
         B" and replacing them with "Term Loan B, Term Loan D" in the second line thereof.

7.       Clause 8.5 shall be deleted and replaced with the following:

         "8.5      APPLICATION OF PREPAYMENTS

                   Unless otherwise stated in this Agreement or otherwise
                   agreed, all prepayments shall be applied:

                   8.5.1     first, against the Term Loan D;

                   8.5.2     second, once the Term Loan D has been repaid in
                             full, pro rata against the Scheduled Repayments;

                   8.5.3     third, once the Term Loan B has been repaid in full
                             against the Revolving Loans (and the Revolving
                             Credit Facility A shall be cancelled by an
                             equivalent amount to such prepayment); and

--------------------------------------------------------------------------------
                                                                               2

                   8.5.4     fourth, once the Revolving Loans have been repaid
                             in full to provide cash cover in respect of any
                             Bank Guarantees."

8.       Clause 9.4 shall be amended by inserting the words "other than the Term
         Loan Facility D" after the words "Margin for all the Facilities" in the second line thereof.

9.       A new clause 10.1.7 will be inserted as follows:

         "10.1.7   Notwithstanding the other provisions of this clause 10.1, the
                   Interest Periods in respect of Term Loan D shall be 3 months
                   (unless the Bank and the Principal Borrower otherwise agree in writing)."

10.      A new clause 12.4 will be inserted as follows:

         "12.4     TERM LOAN FACILITY D FEE

                   The Principal Borrower shall pay to the Bank a fee in
                   Sterling computed at the rate of one per cent of the amount of an Advance made under the Term Loan Facility D. Such fee will be payable at the time such Advance is made."

11.      The definition of "Advance" in Schedule 7 will be deleted and replaced with the following:

         "ADVANCE" means, as the case may be, a Revolving Credit Advance and/or a Term Loan B Advance and/or a Term Loan D Advance;

12.      The definition of "Commitment Period" in Schedule 7 will be amended by adding the following as a new paragraph (iii):

         "(iii)    in relation to the Term Loan Facility D, the period beginning on the Amendment Date and ending on 31 March 2004;"

13.      The definition of "Facilities" in Schedule 7 will be deleted and replaced with the following:

         "FACILITIES" means together the Revolving Credit Facility A, the Term
         Loan Facility B, the Guarantee Facility C and the Term Loan Facility D
         and "FACILITY" means any of them;

14.      The definition of "Loans" in Schedule 7 will be deleted and replaced with the following:

         "LOANS" means together the Revolving Loan, the Term Loan B and the Term
         Loan D and "LOAN" means any of them;"

15.      The definition of "Margin" in Schedule 7 will be amended by adding the following as a new paragraph (iv):

         "(iv)     Term Loan Facility D, 4 per cent per annum."

16.      The definition of "Termination Date" in Schedule 7 will be amended by adding the following as a new paragraph (iii):

         "(iii)    in relation to the Term Loan Facility D, 1 November 2005."

17.      The definition of "Term Loan" in Schedule 7 will be deleted and replaced with the following:

         "TERM LOAN" means the Term Loan B and/or the Term Loan D, as the context requires;

--------------------------------------------------------------------------------
                                                                               3

18.      The following definitions will be added to Schedule 7:

         "KIPOTECHNIKI DEBT" means the debt of US$5,000,000 owed by Kipotechniki
         BVBA to the Principal Borrower pursuant to the share subscription agreement made between themselves (amongst others) and dated 30
         September 2003;

         "TERM LOAN B" means, at any time, the aggregate amount of all Term Loan
         B Advances outstanding at such time;

         "TERM LOAN D" means, at any time, the aggregate amount of all Term Loan
         D Advances outstanding at such time;

         "TERM LOAN D ADVANCE" means the principal amount made, or to be made, available to the Principal Borrower under the Term Loan Facility D or, or as the context may require, the outstanding principal amount of any such Advance;

         "TERM LOAN FACILITY D" means the term loan facility D made available to the Principal Borrower pursuant to clause 2 (The Facilities) in the maximum principal amount of (pound)5,500,000;

Additional Terms

Notwithstanding any terms to the contrary in the Facilities Agreement, you agree for yourself and the rest of the Group that whilst the Term Loan Facility D is available, outstanding or utilised, you may only draw Revolving Credit Advances with our prior written consent.

You acknowledge and agree that the Term Loan Facility D is secured by the
Security Documents.

Pursuant to a letter dated on or about the date hereof, we have agreed with you that in the event that you dispose of the "Adventures" division of Travelbag
Limited trading as The Adventure Company to First Choice Holidays plc (or one of
its subsidiaries) and you haven't utilised the Term Loan Facility D, the available amount of such facility will be reduced by the amount of the Net
Proceeds you receive in respect of such disposal.

Fees

In consideration of our making the Term Loan Facility D available to you, you have agreed to pay us an arrangement fee of (pound)82,500. We acknowledge receipt of such fee.

You shall promptly pay us on demand the amount of all our reasonable costs and proper expense (including, without limitation, legal, valuation, accountancy and consultancy fees and all out-of-pocket expenses and VAT payable thereon)
incurred in connection with the negotiation, preparation, and execution of this letter.

Interpretation

With effect from the Amendment Date, the terms and conditions of the Facilities
Agreement and this letter shall be read and construed together and all references to the Facilities Agreement shall be deemed to incorporate the relevant provisions and the amendments contained within this letter.

In the event of any conflict between the terms of this letter and the Facilities
Agreement, the terms of this letter shall prevail.

For the avoidance of doubt, except as amended by the terms of this letter, all the terms and conditions of the Facilities Agreement shall continue to apply and remain in full force and effect.

--------------------------------------------------------------------------------
                                                                               4

Representations

By signing this letter you represent that, as of the date hereof and Amendment
Date, no Default is continuing and that the Repeating Representations to be made by each Obligor are true in all respects.

Rights of Third Parties

Any person who is not a party to this letter shall have no right under the
Contract (Rights of Third Parties) Act 1999 to enforce any term of this letter.
This paragraph does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

Governing Law & Jurisdiction

This letter is a Finance Document and shall be governed by and construed in accordance with English law. The provisions of clause 33 (Enforcement) of the
Facilities Agreement shall apply, mutatis mutandis, to this letter.

Agreement

Please acknowledge your acceptance of the amendments and the terms and conditions of this letter by signing, dating and returning to us the attached copy of this letter before 3.00 pm on or before 17March 2004, failing which our agreement (and the change in facilities available referred to above) will automatically lapse. The date of acceptance of this letter shall be the last date on which a copy of this letter is signed by the addressee.

D JEYES
........................................................
duly authorised for and on behalf of
BARCLAYS BANK PLC

COPY: We hereby irrevocably and unconditionally agree to the terms of the agreement as set out in this letter (of which this is a copy)

D DHAMIJA
.............................................................
Director duly authorised for and on behalf of
EBOOKERS PLC

Dated  10 MARCH 2004

--------------------------------------------------------------------------------
                                                                               5